EXHIBIT 99.1 – Press release

For Immediate Release
August 21, 2008

Contacts
Brian T. Beckwith, President & CEO
Michael L. DeMarco, Executive Vice President, CFO
(201) 712-0090

Peoples Educational Holdings, Inc. Fiscal Fourth Quarter and Year-End Results

Saddle Brook, New Jersey, August 21, 2008 - Peoples Educational Holdings, Inc. (NASDAQ: PEDH), a leading provider of supplemental educational material for the K-12 school market, today announced its fourth quarter and year-end financial results for the period ended May 31, 2008. Revenue for the twelve-month period ended May 31, 2008 was $40.0 million, an increase of 3% from the prior year. Test Preparation, Assessment and Instruction product group revenue was $25.7 million for the year, a decrease of 1%. College Preparation revenue was $14.3 million for the year, an increase of 12%. Net loss for the year was ($774,000) or ($0.17) per basic and diluted share compared to a loss of ($276,000) or ($0.06) per basic and diluted share in fiscal 2007. Non-GAAP net income, which excludes non-recurring costs and adjusts for the difference between prepublication expenditures and amortization was $502,000 or $0.11 per share for the current year, a significant improvement over the prior year non-GAAP loss of ($620,000) or ($0.14) per share.

Revenue for the fourth quarter was $8.2 million, down 10% from the same period in the prior year. Revenue from the Test Preparation, Assessment and Instruction product group was $6.2 million for the quarter, down 13% over the prior year. College Preparation revenue for the quarter was $2.0 million, down 1% from the prior year. Net loss for the quarter was ($662,000) or ($0.15) per basic and diluted share compared to a net income of $31,000 or $0.01 per basic and diluted share in the prior year. Non-GAAP net loss for the quarter was ($234,000) or ($0.05) per share, compared to non-GAAP income of $248,000 or $0.06 per share in during the same period in the prior year.

Financial Highlights for the Twelve Months Ending May 31, 2008

•
Free cash flow (defined as cash from operations, less capital expenditures) improved $5.3 million on a year-over-year basis from negative cash flow of $4.3 million in the prior year to a positive cash flow of $981,000.

•	Non-GAAP net income improved $1.1 million on a year-over-year from a loss of $620,000 in the prior year to income of $502,000 in the current year.
•	Focused Instruction product market penetration continues with the release of the Turbo Math product. In addition, the Company launched its new Test Preparation product, Measuring Up Express.
•	Electronic revenue increased 113% on a year-over-year basis.
•
Direct Cost efficiencies realized in the prior year are being maintained. Direct costs for the year were 43.2%, an increase from 41.1% in the prior year. The increase however is a function of revenue mix, as product costs, as a percentage of revenue within our Testing, Assessment and Instruction, and College Preparation product groups are consistent with the prior year.

•	Selling and Marketing costs as a percentage of revenue decreased from 29.5% in the prior year to 28.1%.
•	Administrative expenses for the year were $4.7 million, flat with the prior year.

Business Outlook

Brian T. Beckwith, President and CEO, commented," Although the K-12 supplemental materials market has been challenging over the past year, we continued to gain market share by outperforming the market. According to the Association of American Publishers, supplemental spending for the quarter and year ended May 31, 2008, decreased 18% and 9% respectively compared to the prior year. Despite the current difficult environment, I’m very pleased with the reception our newly launched products have received, particularly our Turbo Math and Measuring Up Express products. I am especially pleased that our Measuring Up California high school program, which was top-ranked by the California Department of Education for intervention materials, has generated significant revenue for us in the past year. Looking ahead to fiscal 2009, we expect continued revenue growth while focusing on substantial improvements in profitability and free cash flow. We are projecting revenue to be between $41 million and $43 million. We are projecting GAAP net income to be $600,000 to $1.0 million, $0.13 to $0.22 per basic share. We expect non-GAAP net income to be between $1.3 million to $1.8 million, $0.29 to $0.40 per basic share. In addition, we expect positive free cash flow to range between $1.5 million to $2.0 million.”

Use of Non-GAAP Financial Measures

Some of the measures in this press release are non-GAAP financial measures within the meaning of SEC Regulation G. Peoples Educational Holdings, Inc. believes presenting non-GAAP net income and non-GAAP earnings per share and free cash flow are useful to investors because it describes the operating performance of the Company and helps investors gauge the Company’s ability to generate cash flow excluding non-recurring charges and fluctuations between new product development amortization and new product development expenditures. Company management uses these non-GAAP measures as important indicators of the Company’s past performance and to plan and forecast performance in future periods. The non-GAAP financial information Peoples Educational Holdings presents, may not be comparable to similarly titled financial measures used by other companies, and investors should not consider non-GAAP financial measures in isolation from, or in substitution for, financial information presented in compliance with GAAP.

About Peoples Educational Holdings, Inc.

Peoples Educational Holdings, Inc. is a publisher and marketer of print and electronic educational materials for the K-12 school market. The Company focuses its efforts in two market areas:

Test Preparation, Assessment, and Instruction
Test Preparation and Assessment: The Company creates and sells state customized, print and electronic, test preparation and assessment materials that help teachers prepare students for success in school and for required state proficiency tests.

Instruction: The Company produces and sells proprietary state customized print worktexts, and print and web-based delivered assessments. These products provide students with in-depth instruction and practice in reading, language arts, and mathematics. In addition, the Company’s backlist remedial and multicultural products are included in this group.

College Preparation
The Company distributes instructional materials that meet the academic standards high schools require for honors, college preparation, and Advanced Placement courses. The Company is the exclusive high school distributor for two major college publishers, and also creates proprietary supplemental materials for this market.

The Company's proprietary products are supplemental in nature. They are predominately soft-cover, high gross profit margin titles that can be sold efficiently through the Company's direct sales force, as well as through catalogs, direct mail, telemarketing, and independent commission sales representatives. Distributed products are both basal and supplemental in nature.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company and its markets as defined in section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties, including (1) demand from major customers, (2) effects of competition, (3) changes in product or customer mix or revenues and in the level of operating expenses, (4) rapidly changing technologies and the Company's ability to respond thereto, (5) the impact of competitive products and pricing, (6) local and state levels of educational spending, (7) ability to retain qualified personnel, (8) ability to retain its distribution agreements in the College Preparation market, (9) the sufficiency of the Company’s copyright protection, and (10) ability to continue to rely on the services of a third party warehouse, and other factors as discussed in the Company’s filings with the SEC. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this report. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and the reports the Company files with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business and results of operations.

Contacts:

Peoples Education, Inc., Saddle Brook, NJ
Investor Contact: Michael L. DeMarco
Press Contact: Michael L. DeMarco
Phone: 201-712-0090
investorrelations@peoplesed.com

CONSOLIDATED BALANCE SHEETS (AUDITED)
(In Thousands-Except Share Data)

	May 31, 2008	May 31, 2007
ASSETS
Current Assets
Cash and Cash Equivalents	$53	$98
Accounts Receivable Net of Allowances for
Doubtful Accounts and Returns	3,664	3,961
Inventory	4,394	5,183
Prepaid Expenses and Other	404	334
Prepaid Marketing Expenses	829	725
Deferred Income Taxes	1,024	871
Total Current Assets	10,368	11,172

Equipment - At Cost, Less Accumulated Depreciation
of $1,994 and $1,692, respectively	566	697

Other Assets
Deferred Prepublication Costs, Net	15,200	17,180
Deferred Income Taxes	1,536	1,155
Trademarks, Net	191	141
Prepaid Expenses and Other	263	370
Prepaid Marketing Expenses	495	1,036
Total Other Assets	17,685	19,882
Total Assets	$28,619	$31,751

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current Maturities of Long Term Obligations	$2,042	$649
Accounts Payable	4,906	6,304
Accrued Compensation	247	547
Other Accrued Expenses	347	327
Deferred Revenue	475	327
Total Current Liabilities	8,017	8,154

Long Term Obligations, Less Current Maturities	14,046	16,405
Total Liabilities	22,063	24,559

Commitments and Contingencies

Stockholders' Equity
Preferred Stock, authorized 1,500,000 shares; none issued	-	-
Common Stock, $0.02 par value; authorized 8,500,000 shares;
issued, 4,470,734 as of May 31, 2008 and 4,441,173 as of May 31, 2007	89	89
Additional Paid In Capital	8,013	7,875
Accumulated Deficit	(1,482)	(708)
Treasury Stock, 16,232 shares for both periods, at cost	(64)	(64)
Total Stockholders' Equity	6,556	7,192

Total Liabilities and Stockholders' Equity	$28,619	$31,751

CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands- Except Share Data)

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Audited)	(Audited)

Revenue, Net	$8,230	$9,182	$39,989	$38,702

Cost of Revenue
Direct Costs	3,430	3,344	17,256	15,905
Prepublication Cost Amortization	1,639	1,566	6,704	5,955
Total	5,069	4,910	23,960	21,860

Gross Profit	3,161	4,272	16,029	16,842

Selling, General and Administrative Expenses	3,991	3,936	15,958	16,161

Income (Loss) from Operations	(830)	336	71	681

Other Expenses, Net	53	21	95	43
Interest Expense	153	348	1,287	1,129

Net Loss Before Income Taxes	(1,036)	(33)	(1,311)	(491)

Income Tax Benefit	(374)	(64)	(537)	(215)

Net Income (Loss)	$(662)	$31	$(774)	$(276)

Net Income (Loss) per Common Share
Basic and Diluted	$(0.15)	$0.01	$(0.17)	$(0.06)

Weighted-average Number of Common Shares Outstanding
Basic and Diluted	4,455	4,425	4,445	4,429

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (AUDITED)
(In Thousands)

	Twelve Months Ended
	May 31,
	2008	2007
Cash Flows From Operating Activities
Net Loss	$(774)	$(276)
Adjustments to Reconcile Net Loss to Net Cash
Provided by Operating Activities
Depreciation	308	317
Amortization of Prepublication Costs and Trademarks	6,732	5,973
Stock-Based Compensation	50	88
Market Value Adjustment of Interest Rate Swap	148	-
Deferred Income Taxes	(534)	(224)
Changes in Assets and Liabilities
Accounts Receivable	297	(611)
Inventory	789	(1,289)
Prepaid Expenses and Other	37	(323)
Prepaid Marketing Expenses	437	(412)
Accounts Payable and Accrued Expenses	(1,678)	(1,571)
Deferred Revenue	148	69
Income Taxes Payable or Refundable	-	668
Net Cash Provided By Operating Activities	5,960	2,409

Cash Flows From Investing Activities
Purchases of Equipment	(177)	(185)
Expenditures for Intangibles	(78)	(33)
Expenditures for Prepublication Costs	(4,724)	(6,529)
Net Cash Used In Investing Activities	(4,979)	(6,747)

Cash Flows From Financing Activities
Net (Payments) Borrowings Under Line of Credit	(465)	401
Purchases of Treasury Stock	-	(56)
Proceeds From the Exercise of Stock Options	88	-
Payments Of Debt Issue Costs	-	(405)
Principal Payments On Short Term Loan	-	(1,000)
Proceeds From Long Term Debt	-	10,000
Principal Payments On Long Term Debt	(649)	(5,254)
Net Cash Provided By (Used In) Financing Activities	(1,026)	3,686

Net Decrease in Cash and Cash Equivalents	(45)	(652)

Cash and Cash Equivalents
Beginning of Year	98	750
End of Year	$53	$98

Supplemental Cash Flow Information
Cash Payments for:
Interest	$1,180	$1,008

Reconciliation of Net Loss to non-GAAP Adjusted Net Income (Loss)

	Three Months Ended		12 Months Ended
(In Thousands - Except Share Data)	5/31/2008	5/31/2007	5/31/2008	5/31/2007
Net Income (Loss)	$(662)	$31	$(774)	$(276)

Amortization of Prepublications Costs	1,639	1,566	6,703	5,955
Cash Expenditures for Prepublication Costs	(835)	(1,205)	(4,724)	(6,529)
Market Value Adjustment of Interest Rate Swap	(90)	-	148	-
Adjusted Benefit for Income Taxes (40%)	(286)	(144)	(851)	230
Non-GAAP Net Income (Loss)	$(234)	$248	$502	$(620)

Basic Weighted Shares Outstanding	4,455	4,425	4,445	4,429

Non-GAAP Earnings Per Share	$(0.05)	$0.06	$0.11	$(0.14)

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	12 Months Ended
(In Thousands)	5/31/2008	5/31/2007
Net Cash Provided by Operating Activities	$5,960	$2,409
Cash Expenditures for Equipment and Intangibles	(255)	(218)
Cash Expenditures for Prepublication Costs	(4,724)	(6,529)
Free Cash Flow	$981	$(4,338)